Exhibit 99

PRESS RELEASE

Ormat Technologies Contact:	Investor Relations Contact:

Smadar Lavi	Rob Fink/Brad Nelson
Investor Relations	KCSA Strategic Communications
775-356-9029	212-896-1206 / 212-896-1217
slavi@ormat.com	rfink@kcsa.com / bnelson@kcsa.com

Ormat Completes Financing for McGinness Hills Phase 2

Company draws down $140 million under OFC 2 Senior Secured Notes

RENO, Nevada, August 29, 2014 -- Ormat Technologies, Inc. (NYSE: ORA) today announced that its wholly-owned indirect subsidiary, OFC 2 LLC, and its project subsidiaries (“Ormat“), have signed a $140 million loan to finance the construction of the McGinness Hills Phase 2 project in Nevada. The plant is expected to come on line in the first half of 2015, bringing the complex’s total capacity to approximately 70 MW. Ormat is selling energy produced at McGinness Hills to NV Energy under contract through December 2032.

This drawdown is the last tranche under the Note Purchase Agreement with John Hancock Life Insurance Company (USA) and guaranteed by the U.S. Department of Energy’s Loan Programs Office in accordance with and subject to the Department’s Loan Guarantee Program under Section 1705 of Title XVII of the Energy Policy Act of 2005.

The $140 million loan, which matures in December 2032, carries a 4.61% coupon with principal paid quarterly. The OFC 2 Notes, which includes loans for the Tuscarora, Jersey Valley and McGinness Hills complexes, is rated “BBB” by Standard & Poor’s.

Mr. Isaac Angel, CEO of Ormat Technologies, said, “We are excited to close on this financing and expand capacity at McGinness Hills. The low-risk phased approach to development enables us to secure financing on such attractive terms. With the financing secured, we will be able to free up capital to continue to take advantage of developing opportunities across the globe and enhance returns for shareholders.”

About Ormat Technologies

With over four decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company solely engaged in geothermal and recovered energy generation (REG). The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter - a power generation unit that converts low-, medium- and high-temperature heat into electricity. With over 77 U.S. patents, Ormat's power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 480 employees in the United States and about 640 overseas. Ormat's flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has supplied to utilities and developers worldwide, totaling more than 1,800 MW of gross capacity. Ormat's current generating portfolio of 626 MW (net) is spread globally in the U.S., Guatemala and Kenya.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2014.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.